UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 4, 2011

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 4, 2011, the Compensation Committee of the Board of Directors of Transcat, Inc. (the “Company”) granted Charles P. Hadeed, the Company’s President, Chief Executive Officer and Chief Operating Officer, a restricted stock award valued at $200,000. Pursuant to current compensation practices approved by the Compensation Committee, executive officers who have achieved their stock ownership objective have the option to irrevocably elect, in advance of an award, to receive an equivalent award in cash. Mr. Hadeed, who has achieved his stock ownership objective, elected to receive his award in cash.
     In addition, the Compensation Committee granted John J. Zimmer, the Company’s Vice President of Finance and Chief Financial Officer, a restricted stock award of 6,970 shares of common stock and John P. Hennessy, the Company’s Vice President of Sales, a restricted stock award of 4,182 shares of common stock, both of which vested immediately. All three awards were granted under the Transcat, Inc. 2003 Incentive Plan.
     The Compensation Committee exercised its discretionary authority to grant these awards outside of the Company’s Performance Incentive Plan for the fiscal year ended March 26, 2011 in recognition of each officer’s role in the strategic acquisition and integration of two significant businesses since January 2010 and as a means to reset their equity compensation to approach that of similarly-situated executives in comparable positions at publicly-traded companies of comparable size. The Compensation Committee engaged the services of First Niagara Benefits Consulting, a Rochester-based compensation consulting firm, to assist it in making these compensation decisions.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.
Dated: April 8, 2011	By:	/s/ John J. Zimmer
John J. Zimmer
Vice President of Finance and Chief Financial Officer